SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

Mack-Cali Realty Corporation

(Name of Registrant as Specified In Its Charter)

Bow Street LLC

Bow Street Special Opportunities Fund XV, LP

A. Akiva Katz

Howard Shainker

Alan R. Batkin

Frederic Cumenal

MaryAnne Gilmartin

Nori Gerardo Lietz

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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BOW STREET RESPONDS TO MACK-CALI BOARD’S LATEST ATTEMPT TO ENTRENCH ITSELF AND DEFEND A FAILED STRATEGY

Mack-Cali’s Board Has Presided Over Bottom Quartile Performance Across 3-, 5-, 10-, 15-, and 20-Year Periods During Unprecedented Asset Appreciation Across Real Estate Sector

Highlights Mack-Cali’s Track Record of Overpromising and Underdelivering

Urges Mack-Cali Shareholders to VOTE the GOLD Proxy Card FOR the Election of Bow Street’s Four Highly-Qualified, Independent Director Nominees

NEW YORK – May 8, 2019 – Bow Street LLC ("Bow Street"), a New York-based investment firm that beneficially owns approximately 4.5% of the outstanding shares of common stock of Mack-Cali Realty Corporation (“Mack-Cali” or the “Company”) (NYSE: CLI), today issued the following response to Mack-Cali’s latest attempt to preserve a status quo that has failed its shareholders for years.

Akiva Katz and Howard Shainker, Managing Partners of Bow Street, said, “For more than two decades, shareholders have watched the value of their investment deteriorate as a result of repeated missteps by Mack-Cali’s entrenched Board, which has a long history of overpromising and underdelivering. Now, the Board is once again asking investors for more time to execute its strategy. To us and fellow shareholders, this refrain is distressingly familiar. The Company’s Waterfront Strategy is merely the latest in a series of failed initiatives, not one of which has succeeded in closing the Company’s industry-wide discount to NAV or generated sustainable shareholder value.

“We are seeking to restore value at Mack-Cali by replacing four long-tenured directors, each of whom has served for over 20 years and overseen bottom quartile performance across 3-, 5-, 10-, 15-, and 20-year periods1. After this twenty-year reign of staggering underperformance, we can only marvel at the Board’s audacity in calling for patience from shareholders yet again. By the Company’s own admission, even the successful execution of the Waterfront Strategy – which requires record commercial net absorption2 despite years of growing vacancy – will leave Mack-Cali with peer-high leverage and shareholders vulnerable to equity dilution3. And that is if the strategy succeeds. Simply put, this Board lacks a strategy to meaningfully de-lever and realize value, and does not deserve the trust of shareholders.”

Bow Street urges shareholders to protect their investment and vote the GOLD proxy card FOR its four, highly-qualified nominees who bring diverse, relevant backgrounds to a Board in need of change. If elected, Bow Street’s nominees will take a fresh approach to value creation and pledge to work alongside the incumbent directors to evaluate ALL opportunities to maximize shareholder value.

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1 Using public REITs that were public throughout performance period with market caps greater than $250m; Bloomberg; data as of last unaffected trading close (3/15/2019).

2 Based on recent leasing performance publicly disclosed for waterfront.

3 Bloomberg transcripts for Q1 2019 Earnings Call 5/2/2019 and Q4 2018 Earnings Call 2/21/2019; ~1 million sq ft of net absorption (out of ~5 million total sq ft) on waterfront brings leverage to over ~8x EBITDA which is high-end of public peers; incremental equity required to bring leverage lower.

Your Vote Is Important, No Matter How Many or How Few Shares You Own!

Please vote today by telephone, via the Internet or

by signing, dating and returning the enclosed GOLD proxy card.

Simply follow the easy instructions on the GOLD proxy card.

If you have questions about how to vote your shares, please contact:

INNISFREE M&A INCORPORATED

Shareholders May Call Toll-free: (877) 800-5182

Banks and Brokers May Call Collect: (212) 750-5833

REMEMBER:

Please simply discard any White proxy card that you may receive from Mack-Cali. Returning a White proxy card – even if you “withhold” on the Company's nominees –will revoke any vote you had previously submitted on Bow Street’s GOLD proxy card.

About Bow Street LLC

Founded in 2011, Bow Street is a New York-based investment manager that partners with institutional investors and family offices globally to invest opportunistically across public and private securities.

Media Contacts

Gasthalter & Co.

Jonathan Gasthalter/Amanda Klein

(212) 257 4170

Investor Contacts

Innisfree M&A Incorporated

Scott Winter/Gabrielle Wolf

(212) 750 5833

Important Information

Bow Street LLC ("Bow Street"), A. Akiva Katz, Howard Shainker, Alan R. Batkin, Frederic Cumenal, MaryAnne Gilmartin, and Nori Gerardo Lietz (collectively, the "Participants") have filed with the Securities and Exchange Commission (the "SEC") a definitive proxy statement and accompanying form of proxy to be used in connection with the solicitation of proxies from shareholders of Mack-Cali Realty Corporation (the "Company"). All shareholders of the Company are advised to read the definitive proxy statement and other documents related to the solicitation of proxies by the Participants, as they contain important information, including additional information related to the Participants. The definitive proxy statement and an accompanying proxy card is being furnished to some or all of the Company's shareholders and is, along with other relevant documents, available at no charge on the SEC website at http://www.sec.gov/ or from the Participants' proxy solicitor, Innisfree M&A Incorporated.

Information about the Participants and a description of their direct or indirect interests by security holdings is contained in the definitive proxy statement on Schedule 14A filed by Bow Street with the SEC on May 1, 2019. This document is available free of charge from the sources indicated above.

Disclaimer

This material does not constitute an offer to sell or a solicitation of an offer to buy any of the securities described herein in any state to any person. In addition, the discussions and opinions in this press release are for general information only, and are not intended to provide investment advice. All statements contained in this press release that are not clearly historical in nature or that necessarily depend on future events are “forward-looking statements,” which are not guarantees of future performance or results, and the words “anticipate,” “believe,” “expect,” “potential,” “could,” “opportunity,” “estimate,” and similar expressions are generally intended to identify forward-looking statements. The projected results and statements contained in this press release that are not historical facts are based on current expectations, speak only as of the date of this press release and involve risks that may cause the actual results to be materially different. Certain information included in this material is based on data obtained from sources considered to be reliable. No representation is made with respect to the accuracy or completeness of such data, and any analyses provided to assist the recipient of this presentation in evaluating the matters described herein may be based on subjective assessments and assumptions and may use one among alternative methodologies that produce different results. Accordingly, any analyses should also not be viewed as factual and also should not be relied upon as an accurate prediction of future results. All figures are unaudited estimates and subject to revision without notice. Bow Street disclaims any obligation to update the information herein and reserves the right to change any of its opinions expressed herein at any time as it deems appropriate. Past performance is not indicative of future results.